Exhibit (a)(11)

RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust (the “Trust”), a multi-series Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions, with respect to all series of the Trust, were all adopted in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust (the “Declaration of Trust”). The resolutions serve to establish and designate Class R6 shares as a new class for each series of the Trust, having all the relative rights and preferences as described in the Declaration of Trust.

At a duly held meeting of the Board of Trustees on September 15, 2016 the following resolutions were duly adopted by unanimous consent of the Trustees:

WHEREAS, the Adviser has recommended the establishment and designation of Class R6 shares for all series of the Trust (the “Funds”); and

WHEREAS, the Trust’s Declaration of Trust (the “Trust Instrument”) authorizes the Board of Trustees (the “Board”) to divide the shares of beneficial interest of any series of the Trust into separate classes of shares and to establish the variations in the relative rights and preferences as between the different classes of shares by adoption of a resolution pursuant to Article III, Sections 1 and 6 of the Trust Instrument.

NOW, THEREFORE, IT IS

RESOLVED, that Class R6 shares of each Fund be, and they hereby are, established and designated as a new class of shares of the Fund; and

FURTHER RESOLVED, that said new Class R6 shares be, and they hereby are, subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument, and subject to all the relative rights and preferences as described in the Trust Instrument; and

FURTHER RESOLVED, that the issuance and sale of an unlimited number of shares of beneficial interest of Class R6 shares of the Funds at net asset value in a continuous public offering, upon the effectiveness of one or more amendments to the Trust’s registration statement on Form N-1A describing such Class R6 shares, including with respect to eligibility, fees and expenses, and conversion and exchange features of the Class R6 shares, be, and they hereby are, authorized and that when issued, delivered and paid for as contemplated in the Trust’s registration statement on Form N-1A, each such share shall be validly issued, fully paid and non-assessable; and

FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and directed to prepare a certificate evidencing the Board’s above establishment and designation of the Trust’s additional class of shares of beneficial interest and to insert a copy of such certificate in the Trust’s minute book and to see that a copy is kept at the Trust’s principal office for the transaction of its business; and

FURTHER RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and directed to make any necessary filings to reflect the establishment and designation of Class R6 as a class of shares of beneficial interest of the Funds, including one or more post-effective amendments or supplements to the Trust’s registration statement on Form N-1A to effectuate the establishment and designation, registration and offering of the Class R6 shares authorized by the Board in the foregoing resolutions and execute agreements, amendments or documents, and take any other action that is necessary or appropriate to effectuate the purpose and intent of the foregoing resolutions, with the advice of the Trust’s legal counsel.

Subsequently, the following resolutions were duly adopted by a majority of the Trustees:

WHEREAS, the Board of Trustees (“Board”) of RBC Funds Trust (the “Trust”) previously authorized the establishment and designation of Class R6 shares for each Fund of the Trust.

NOW, THEREFORE, IT IS

RESOLVED, by a majority of the Board and the Board’s Independent Trustees, that the Amended and Restated Rule 18f-3 Multiple Class Plan for the Trust (the “Rule 18f-3 Plan”), including, but not limited to, the allocation of expenses for each class of shares of each Fund of the Trust as set forth in the Rule 18f-3 Plan, in substantially the form presented in the materials provided to the Board with such changes as legal counsel to the Funds deems appropriate, is in the best interest of each class of shares of each Fund of the Trust and their respective shareholders individually and of the Trust as a whole, and that the Rule 18f-3 Plan be, and hereby is, adopted by the Funds of the Trust.

RESOLVED, that the expense caps for Class R6 shares as discussed in these materials be, and hereby are, approved; and

FURTHER RESOLVED, that the proper officers of the Trust are authorized and directed to take all action and execute all documents that they may deem to be necessary or appropriate to effectuate the purpose and intent of the foregoing resolutions, with the advice of the Trust’s legal counsel.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 15th day of November, 2016.

RBC FUNDS TRUST

By:	/s/ Jay Jackson
Jay Jackson
Secretary